Pricing Supplement dated March 3, 2022 to the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019 and the Prospectus Supplement Addendum dated February 18, 2021
$350,000,000 iPath® Pure Beta Crude Oil ETN*
This pricing supplement relates to the iPath® Pure Beta Crude Oil Exchange-Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time. The ETNs do not guarantee any return of principal at or prior to maturity and do not pay any interest during their term. Instead, you will receive a cash payment in U.S. dollars at maturity or upon early redemption based on the performance of the Index, less an investor fee1 and a futures execution cost.
You may lose all or a substantial portion of your investment within a single day if you invest in the ETNs. Any payment on the ETNs at or prior to maturity, including any repayment of principal, is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC. See “Risk Factors” beginning on page PS-12 of this pricing supplement for risks relating to an investment in the ETNs.
THE ETNS OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO WEST TEXAS INTERMEDIATE (“WTI”) CRUDE OIL OR ITS SPOT PRICES. THESE FUTURES CONTRACTS WILL NOT TRACK THE PERFORMANCE OF WTI CRUDE OIL. In addition, the nature of the futures market for WTI crude oil has historically resulted in a significant cost to maintain a rolling position in the futures contracts underlying the Index. As a result, the level of the Index, which tracks a rolling position in specified futures contracts, may experience significant declines as a result of these costs, known as roll costs, especially over a longer period. The price of WTI crude oil will perform differently than the Index and, in certain cases, may have positive performance during periods where the Index is experiencing negative performance. In turn, an investment in the ETNs may experience a significant decline in value over time, the risk of which increases the longer that the ETNs are held. For more information, see “Risk Factors” beginning on page PS-12 of this pricing supplement and the historical performance of the Index presented below in this pricing supplement.
The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in WTI crude oil as an asset class generally. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.
Furthermore, because the investor fee and futures execution cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee and futures execution cost, or if the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.
The principal terms of the ETNs are as follows:
Issuer: Barclays Bank PLC
Series: Global Medium-Term Notes, Series A
Principal Amount per ETN: $50
Inception, Issuance and Maturity: The ETNs were first sold on April 20, 2011, were first issued on April 26, 2011, and will be due on April 18, 2041.
Secondary Market: We have listed the ETNs on the NYSE Arca exchange (“NYSE Arca”) under the ticker symbol “OIL.”** To the extent an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange.

*  2,000,000 ETNs, principal amount $50.00 per ETN, were issued on April 26, 2011, an additional 1,000,000 ETNs, principal amount $50.00 per ETN, were issued on March 4, 2020, an additional 1,500,000 ETNs, principal amount $50.00 per ETN, were issued on April 8, 2021, an additional 553,266 ETNs, principal amount $50.00 per ETN, were issued on September 8, 2021 as part of an exchange offer pursuant to a registration statement on Form F-4 (file no. 333-256441) effective as of June 16, 2021, and an additional 1,946,734 ETNs, principal amount $50.00 per ETN, will be issued on March 3, 2022. These additional ETNs to be issued on March 3, 2022 will form a single class with the ETNs currently outstanding.
** Prior to July 29, 2020, the ticker symbol for the iPath® Pure Beta Crude OIL ETNs was OLEM.  The ticker symbol OIL was used historically in connection with the listing of the iPath® S&P GSCI® Crude Oil Total Return Index ETNs (the “Delisted ETNs”), which were delisted on April 12, 2018, and in connection with the listing of the iPath® Series B S&P GSCI® Crude Oil ETNs (the “Redeemed ETNs”), which we redeemed on April 30, 2020. The ETNs to which this pricing supplement relates are not the same securities as the Delisted ETNs or the Redeemed ETNs.

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CUSIP Number: 06740P221
ISIN: US06740P2213
Underlying Index: The return on the ETNs is linked to the performance of the Barclays WTI Crude Oil Pure Beta TR (the “Index”). The Index is designed to give investors exposure to total returns of the commodities included in the Barclays Single Commodity Total Return Index (the “Reference Index”), while mitigating the effects of certain distortions in the I commodity markets on such returns through the application of the Barclays Pure Beta Series 2 Methodology. The Index is comprised of exchange-traded futures contracts for WTI crude oil that are included in the Reference Index, as adjusted from time to time. However, unlike the Reference Index, which rolls its exposure to the futures contracts on a monthly basis in accordance with a pre-determined roll schedule, the Index may roll into one of a number of futures contracts with varying expiration dates, as selected using the Barclays Pure Beta Series 2 Methodology. The Index and the Reference Index were created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index and Reference Index. The Index and Reference Index are administered, calculated and published by Barclays Index Administration (the “Index Sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC.
Payment at Maturity
Payment at Maturity:  If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the final valuation date.
Closing Indicative Value:  The closing indicative value per ETN on any given calendar day will be calculated in the following manner: The closing indicative value on the inception date was $50. On each subsequent calendar day until maturity or early redemption of the ETNs, the closing indicative value per ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day minus (4) the futures execution cost on such calendar day.  An “index business day” is a day on which the Index is calculated, as determined by the NYSE Holiday & Hours schedule, as published on https://www.nyse.com/markets/hours-calendars or any successor website thereto.
The closing indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. The market price of the ETNs at any time may vary significantly from the closing indicative value.
Daily Index Factor:  The daily index factor for the ETNs on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.
Futures Execution Cost: The futures execution cost is designed to approximate the estimated costs of maintaining a rolling position in the futures contracts underlying the Index. The futures execution cost per ETN on any given calendar day will be calculated in the following manner: The futures execution cost for the ETNs on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption of the ETNs, the futures execution cost for each ETN will be equal to (1) 0.10% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the daily index factor on such calendar day (or, if such day is not an index business day, one) divided by (4) 365. The net effect of the futures execution cost accumulates over time and is subtracted at the rate of 0.10% per year.  Because the net effect of the futures execution cost is a fixed percentage of the value of each ETN, the aggregate effect of the futures execution cost will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.
Investor Fee:  The investor fee per ETN on the inception date was zero. On each subsequent calendar day until January 29, 2021, the investor fee per ETN for the ETNs was equal to (1) 0.75% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the applicable daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Effective as of February 1, 2021, the investor fee per ETN for the ETNs will be equal to (1) 0.57% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the applicable daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of approximately 0.57% per year, which we refer to as the “investor fee rate.”  We may, at our sole discretion, increase the investor fee rate to a rate of up to 0.75% per year by filing an amended pricing supplement for the ETNs with the Securities and Exchange Commission and issuing a press release announcing such increase no less than 15 calendar days prior to the effective date of such increase.
The investor fee reduces the daily return of the ETNs. Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.
Intraday Indicative Value: The intraday indicative value is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects. First, intraday indicative value is based on the most recent Index level published by the Index Sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the investor fee and the futures execution cost for the ETNs at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee or the futures execution cost during the course of the current day.
The intraday indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. Because the intraday indicative value is based on the intraday Index levels, it will reflect any lags, disruptions or suspensions that affect the Index. The market price of the ETNs at any time may vary significantly from the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional

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ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the ETNs and the futures contracts included in the Index, actions (or failure to take action) by the Index Sponsor and the relevant exchange of the futures contracts included in the Index and technical or human errors by service providers, market participants and others.
Early Redemption
Holder Redemption: Subject to the notification requirements described below, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative value on the applicable valuation date. You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. If you hold fewer than 50,000 ETNs or fewer than 50,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs. In order to redeem your ETNs on a redemption date, you must deliver a notice of holder redemption to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the ETNs — Early Holder Redemption Procedures.” If you fail to comply with these procedures, your notice will be deemed ineffective.
Notwithstanding the foregoing, we currently have reduced the minimum redemption amount to 5,000 ETNs. Our reduction of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until the waiver is removed by us at our sole discretion. We intend to provide to holders of the ETNs at least ten calendar days’ notice prior to removing any waiver for the reduction of the minimum redemption amount for the ETNs.  We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 50,000 ETNs for all redemption dates after such further modification.  Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.
Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs to be redeemed not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the applicable closing indicative value on the applicable valuation date.
Valuation Date: A valuation date for the ETNs means each business day from April 20, 2011 to April 15, 2041, inclusive (subject to the occurrence of a market disruption event) or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to April 15, 2041 as the “final valuation date.”
Redemption Date: In the case of holder redemption, a redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.  In the case of issuer redemption, the redemption date is the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.
Trading Day: A trading day is a day on which (i) the level of the Index is published by the Index Sponsor, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts underlying the Index are traded, in each case as determined by the calculation agent in its sole discretion.
Sale to Public
We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. However, we are under no obligation to issue or sell ETNs at any time. If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.
We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after the initial sale of ETNs. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.
The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Pricing Supplement dated March 3, 2022
Issued in denominations of $50

TABLE OF CONTENTS
PRICING SUPPLEMENT
PROSPECTUS SUPPLEMENT ADDENDUM
RISK FACTORS	PSA-1
PROSPECTUS SUPPLEMENT
SUMMARY	S-1
RISK FACTORS	S-7
U.K. BAIL-IN POWER	S-38
TERMS OF THE NOTES	S-41
INTEREST MECHANICS	S-50
TERMS OF THE WARRANTS	S-53
REFERENCE ASSETS	S-60
BENEFIT PLAN INVESTOR CONSIDERATIONS	S-97
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-99
USE OF PROCEEDS AND HEDGING	S-108
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-109
VALIDITY OF SECURITIES	S-129
PROSPECTUS
FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
THE BARCLAYS BANK GROUP	3
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF WARRANTS	23
GLOBAL SECURITIES	35
CLEARANCE AND SETTLEMENT	36
DESCRIPTION OF PREFERENCE SHARES	43
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	49
DESCRIPTION OF SHARE CAPITAL	55
TAX CONSIDERATIONS	57
EMPLOYEE RETIREMENT INCOME SECURITY ACT	76
PLAN OF DISTRIBUTION	78
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	81
WHERE YOU CAN FIND MORE INFORMATION	82
FURTHER INFORMATION	82
VALIDITY OF SECURITIES	82
EXPERTS	82
EXPENSES OF ISSUANCE AND DISTRIBUTION	84

PRICING SUPPLEMENT SUMMARY
The following is a summary of terms of the iPath® Pure Beta Crude Oil Exchange-Traded Notes (the “ETNs”) linked to the performance of the Barclays WTI Crude Oil Pure Beta TR (the “Index”) that Barclays Bank PLC may issue from time to time, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 1, 2019, references to the “prospectus supplement” mean our accompanying prospectus supplement, dated August 1, 2019, which supplements the prospectus, and references to the “prospectus supplement addendum” mean our accompanying prospectus supplement addendum, dated February 18, 2021, which supplements the prospectus and prospectus supplement.
We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs. We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent. We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion. In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the prevailing intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to sell additional ETNs at any time, and if we do sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.
Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs at are upon or automatically. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.
This section summarizes the following aspects of the ETNs:
●	What are the ETNs and how do they work?
●	How do you redeem your ETNs?
●	What are some of the risks of the ETNs?
●	Is this the right investment for you?
●	What are the tax consequences?
What Are the ETNs and How Do They Work?
The ETNs are medium-term notes that are senior unsecured debt obligations of Barclays Bank PLC. The ETNs will be issued in denominations of $50. The return on the ETNs is linked to the performance of the Index.
We have listed the ETNs on NYSE Arca. If an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in the secondary market.
THE ETNS OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO WTI CRUDE OIL OR ITS SPOT PRICES. THESE FUTURES CONTRACTS WILL NOT TRACK THE PERFORMANCE OF WTI CRUDE OIL. In addition, the nature of the futures market for WTI crude oil has historically resulted in a significant cost to maintain a rolling position in the futures contracts underlying the Index. As a result, the level of the Index, which tracks a rolling position in specified futures contracts, may experience significant declines as a result of these costs, known as roll costs, especially over a longer period. The price of WTI crude oil will perform differently than the Index and, in certain cases, may have positive performance during periods where the Index is experiencing negative performance. In turn, an investment in the ETNs may experience a significant decline in value over time, the risk of which increases the longer that the ETNs are held. For more information, see “Risk Factors” beginning on page PS-12 of this pricing supplement and the historical performance of the Index presented below in this pricing supplement.
The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in WTI crude oil as an asset class generally. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.
The Index
The return on the ETNs is linked to the performance of the Index. The Index seeks to provide investors exposure to total returns of the commodities included in the Barclays Single Commodity Total Return Index (the “Reference Index”) while mitigating the effects of certain distortions in the commodity markets on such returns through the application of the Barclays Pure Beta Series 2 Methodology. The Index is comprised of exchange-traded futures contracts for WTI crude oil that are included in the Reference Index, as adjusted from time to time. However, unlike the Reference Index, which rolls its exposure to the futures contracts on a monthly basis in accordance with a pre-determined roll schedule, the Index may roll into one of a number of futures contracts with varying expiration dates, as selected using the Barclays Pure Beta Series 2 Methodology. The Index is administered, calculated and published by Barclays Index Administration (the “Index Sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC.
Inception, Issuance and Maturity
The ETNs were first sold on April 20, 2011, which we refer to as the “inception date.” The ETNs was first issued on April 26, 2011, and each is due on April 18, 2041.
Payment at Maturity or Upon Early Redemption
If you or we have not previously redeemed your ETNs, you will receive a cash payment in U.S. dollars at maturity per ETN in an amount equal to the applicable closing indicative value on the final valuation date for your ETNs. Prior to maturity, you may, subject to certain restrictions, redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 50,000 ETNs of the same series for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on a redemption date, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the applicable closing indicative value on the applicable valuation date.
Prior to maturity, we may redeem a series of ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the series of ETNs to be redeemed not less than ten calendar days prior to the redemption date specified by us in such notice. If we redeem a series of ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the applicable closing indicative value on the applicable valuation date.
Understanding the Value of the ETNs
The “principal amount” is $50.00 per ETN, which is the initial offering price at which the ETNs were sold on the inception date.
The “closing indicative value” per ETN is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption. The calculation of the closing indicative value on any valuation date following the initial valuation date is based on the closing indicative value for the immediately preceding calendar day. As a result, the closing indicative value differs from the intraday indicative value or the trading price of the ETNs.  The closing indicative value per ETN on the inception date was $50. On each subsequent calendar day until maturity or holder redemption or issuer redemption (together, “early redemption”), the closing indicative value per ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day minus (4) the applicable futures execution cost on such calendar day.
The “intraday indicative value” is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects:  First, intraday indicative value is based on the most recent Index level published by the Index Sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day. Second, the intraday indicative value only reflects the investor fee and the futures execution cost for the ETNs at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee or the futures execution cost of the ETNs accruing during the course of the current day.
The intraday indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. Because the intraday indicative value is based on the intraday Index levels, it will reflect any lags, disruptions or suspensions that affect the Index. The market price of the ETNs at any time may vary significantly from the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads.A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the ETNs and the futures contracts included in the Index, actions (or failure to take action) by the Index Sponsor and the relevant exchange of the futures contracts included in the Index and technical or human errors by service providers, market participants and others.
The intraday indicative value is calculated and published every 15 seconds on each trading day from approximately 9:30 a.m. to approximately 4:15 p.m., New York City time by ICE Data Indices, LLC or a successor under the ticker symbol OIL.IV. The daily settlement price of each futures contract underlying the Index is determined at or prior to 2:30 p.m., New York City time, on each trading day. However, because of a time lag in the publication of the daily settlement price, the closing level of the Index, which is based on the daily settlement price, is typically not published until after 4:00 p.m., New York City time. The Index Sponsor suspends real-time calculation of the intraday level of the Index following the initial determination of the daily settlement price (subject to adjustment to reflect any late settlement of relevant futures contracts), even though the futures contracts underlying the Index might continue to trade on their markets. As a result, the intraday indicative value (which reflects the most recently published intraday level of the Index) will not reflect any trading in the futures contracts underlying the Index that might take place during this time period. Therefore, during this time period, the intraday indicative value is likely to differ from the value of the ETNs that would be determined if real-time trading data of the futures contracts were used in the calculation. As a result, we expect that the trading price of the ETNs is likely to diverge from the intraday indicative value during this time period, particularly if there is a significant price movement in the futures contracts during this time period.
The ETNs trade on the NYSE Arca exchange from approximately 9:30 a.m. to 4:00 p.m., New York City time. The ETNs may also trade during after-hours trading. Therefore, during after-hours trading, the last-published intraday indicative value is likely to differ from any value of the ETNs determined based on real-time trading data of the futures contracts, particularly if there is a significant price movement in the futures contracts during this time period. It is possible that the value of the ETNs could undergo a rapid and substantial decline outside of ordinary market trading hours. You may not be able to accurately assess the value of the ETNs relative to the trading price during after-hours trading, including any premium or discount thereto, when there is no recent intraday indicative value available.
If you sell your ETNs on the secondary market you will receive the “trading price” for your ETNs, which may be substantially above or below the principal amount, closing indicative value and/or the intraday indicative value because the trading price reflects investor supply and demand for the ETNs. In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your

ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.
For more information regarding the intraday indicative value, see “Valuation of the ETNs—Intraday Indicative Value” in this pricing supplement.
The ETN performance is linked to the performance of the Index less an investor fee and futures execution cost. There is no minimum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.
Furthermore, because the investor fee and futures execution cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee and futures execution cost, or the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.
How Do You Redeem Your ETNs?
To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:
•	deliver a notice of holder redemption, in proper form, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date that you specify in such notice. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;
•	deliver the signed confirmation of holder redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;
•	instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs.
payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable daily closing indicative value, facing Barclays DTC 229; and
•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the applicable valuation date).
Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.
The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted. It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem. The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.
What Are Some of the Risks of the ETNs?
An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.
•	Uncertain Principal Repayment — There is no minimum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs. Furthermore, because the investor fee and futures execution cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee and futures execution cost, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

•	Credit of Issuer — The ETNs are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the ETNs.
•	Issuer Redemption — Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day until and including maturity.
•	Commodity Market Risk — The return on the ETNs is linked to the performance of the Index which, in turn, is linked to the prices of the futures contracts on WTI crude oil that comprise the Index. The prices of such futures contracts may change unpredictably, affecting the level of the Index and, consequently, the value of your ETNs in unforeseeable ways.
•	Conflicts of Interest with the Index Sponsor — Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, is the Index Sponsor. The Index Sponsor may administer, calculate and publish the level of the Index and make determinations in respect of the Index in its role of administering, calculating the level of, and publishing, the Index. These activities may present the Index Sponsor with significant conflicts of interest in light of the fact that Barclays Bank PLC is also the issuer of the ETNs. The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.
•	Limited or Lack of Portfolio Diversification — The index components comprising the Index and the Index itself are concentrated in one commodity. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector.
•	No Interest Payments — You will not receive any periodic interest payments on the ETNs.
•	A Trading Market for the ETNs May Not Exist — Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. Certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•	You do not seek a guaranteed return of principal and you are willing to risk losing up to your entire investment in the ETNs;
•	You intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies;
•	You do not seek current income from your investment;
•	You seek an investment with a return linked to the performance of the Index;
•	You are willing to accept the risk of fluctuations in the prices of the futures contracts on WTI crude oil that compose the Index;
•	You are willing to accept the risks of an investment linked to the Index, which tracks a rolling position in futures contracts on WTI crude oil, and in particular risks associated with roll costs reflected in the level of the Index;

•	You believe the level of the Index will increase by an amount sufficient to offset the investor fee and futures execution cost during the term of the ETNs;
•	You are willing to hold securities that are subject to the issuer redemption right on or after the inception date; and
•	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs and understand that if Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

The ETNs may not be a suitable investment for you if:

•	You seek a guaranteed return of principal and you are not willing to risk losing up to your entire investment in the ETNs;
•	You seek current income from your investment;
•	You do not intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies;
•	You are not willing to be exposed to fluctuations in the prices of futures contracts on WTI crude oil that compose the Index;
•	You are not willing to accept the risks of an investment linked to the Index, which tracks a rolling position in futures contracts on WTI crude oil, and in particular risks associated with roll costs reflected in the level of the Index;
•	You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the investor fee and the futures execution cost during the term of the ETNs;
•	You are not willing to hold securities that are subject to the issuer redemption right on or after the inception date;
•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings; or
•	You are unwilling or unable to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs or you are not willing to be exposed to the risk that if Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments, as discussed further in the section below entitled “Material U.S. Federal Income Tax Considerations.” If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

However, the U.S. federal income tax consequences of your investment in the ETNs are uncertain. It is possible that the Internal Revenue Service (the “IRS”) may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for the ETNs, see “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”). Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121 (or any successor rule thereto). In addition, Barclays Capital Inc. will not sell the ETNs to a discretionary account without specific written approval from the account holder. For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflicts of

Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following hypothetical examples show how the ETNs would perform in hypothetical circumstances, assuming a starting level of 100.000 and an investor fee rate of 0.57% per year.
Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.57% per year. Similarly, the net effect of the futures execution cost accumulates over time and is subtracted at the rate of 0.10% per year. The figures in these examples use the annualized effect of the investor fee and futures execution cost for convenience.
The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances. Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.
Figures for year 30 are as of the final valuation date, and figures for each year prior to year 30 represent the hypothetical amount that would be paid upon early redemption at each anniversary of the issue date, assuming that the relevant valuation date for each early redemption occurs on each anniversary of the inception date.
These hypothetical examples are provided for illustrative purposes only. Past performance of the Index and the hypothetical performance of the ETNs are not indicative of the future results of the Index or the ETNs. The actual performance of the Index and the ETNs will vary, perhaps significantly, from the examples illustrated below.

A	B	C	D	E	F	G
Year	Index Level	Annualized Index Return	Yearly Investor Fee	Futures Execution Cost	Total	Closing Indicative Value
A	B	C	C x Previous CINV x 0.57%	C x Previous CINV x 0.10%	Running total of D and E	C x Previous CINV – D-E
0	100.0000	-	-	-	-	$50.00
1	103.0000	3.00%	$0.29	$0.05	$0.35	$51.15
2	106.0900	3.00%	$0.30	$0.05	$0.70	$52.34
3	109.2727	3.00%	$0.31	$0.05	$1.06	$53.55
4	112.5509	3.00%	$0.31	$0.06	$1.43	$54.78
5	115.9274	3.00%	$0.32	$0.06	$1.81	$56.05
6	119.4052	3.00%	$0.33	$0.06	$2.19	$57.34
7	122.9874	3.00%	$0.34	$0.06	$2.59	$58.67
8	126.6770	3.00%	$0.34	$0.06	$2.99	$60.02
9	130.4773	3.00%	$0.35	$0.06	$3.41	$61.41
10	134.3916	3.00%	$0.36	$0.06	$3.83	$62.83
11	138.4234	3.00%	$0.37	$0.06	$4.27	$64.28
12	142.5761	3.00%	$0.38	$0.07	$4.71	$65.76
13	146.8534	3.00%	$0.39	$0.07	$5.16	$67.28
14	151.2590	3.00%	$0.40	$0.07	$5.63	$68.84
15	155.7967	3.00%	$0.40	$0.07	$6.10	$70.43
16	160.4706	3.00%	$0.41	$0.07	$6.59	$72.05
17	165.2848	3.00%	$0.42	$0.07	$7.09	$73.72
18	170.2433	3.00%	$0.43	$0.08	$7.59	$75.42
19	175.3506	3.00%	$0.44	$0.08	$8.11	$77.16
20	180.6111	3.00%	$0.45	$0.08	$8.65	$78.94
21	186.0295	3.00%	$0.46	$0.08	$9.19	$80.77
22	191.6103	3.00%	$0.47	$0.08	$9.75	$82.63
23	197.3587	3.00%	$0.49	$0.09	$10.32	$84.54
24	203.2794	3.00%	$0.50	$0.09	$10.90	$86.50
25	209.3778	3.00%	$0.51	$0.09	$11.50	$88.49
26	215.6591	3.00%	$0.52	$0.09	$12.11	$90.54
27	222.1289	3.00%	$0.53	$0.09	$12.74	$92.63
28	228.7928	3.00%	$0.54	$0.10	$13.37	$94.77
29	235.6566	3.00%	$0.56	$0.10	$14.03	$96.96
30	242.7262	3.00%	$0.57	$0.10	$14.70	$99.20
			Annualized Index Return			3.00%
			Annualized ETN Return			2.31%

A	B	C	D	E	F	G
Year	Index Level	Annualized Index Return	Yearly Investor Fee	Futures Execution Cost	Total	Closing Indicative Value
A	B	C	C x Previous CINV x 0.57%	C x Previous CINV x 0.10%	Running total of D and E	C x Previous CINV – D-E
0	100.0000	-	-	-	-	$50.00
1	100.5000	0.50%	$0.29	$0.05	$0.34	$49.91
2	101.0025	0.50%	$0.29	$0.05	$0.67	$49.83
3	101.5075	0.50%	$0.29	$0.05	$1.01	$49.74
4	102.0151	0.50%	$0.28	$0.05	$1.34	$49.65
5	102.5251	0.50%	$0.28	$0.05	$1.68	$49.57
6	103.0378	0.50%	$0.28	$0.05	$2.01	$49.48
7	103.5529	0.50%	$0.28	$0.05	$2.34	$49.40
8	104.0707	0.50%	$0.28	$0.05	$2.68	$49.31
9	104.5911	0.50%	$0.28	$0.05	$3.01	$49.23
10	105.1140	0.50%	$0.28	$0.05	$3.34	$49.14
11	105.6396	0.50%	$0.28	$0.05	$3.67	$49.05
12	106.1678	0.50%	$0.28	$0.05	$4.00	$48.97
13	106.6986	0.50%	$0.28	$0.05	$4.33	$48.88
14	107.2321	0.50%	$0.28	$0.05	$4.66	$48.80
15	107.7683	0.50%	$0.28	$0.05	$4.99	$48.72
16	108.3071	0.50%	$0.28	$0.05	$5.32	$48.63
17	108.8487	0.50%	$0.28	$0.05	$5.64	$48.55
18	109.3929	0.50%	$0.28	$0.05	$5.97	$48.46
19	109.9399	0.50%	$0.28	$0.05	$6.30	$48.38
20	110.4896	0.50%	$0.28	$0.05	$6.62	$48.29
21	111.0420	0.50%	$0.28	$0.05	$6.95	$48.21
22	111.5972	0.50%	$0.28	$0.05	$7.27	$48.13
23	112.1552	0.50%	$0.28	$0.05	$7.60	$48.04
24	112.7160	0.50%	$0.28	$0.05	$7.92	$47.96
25	113.2796	0.50%	$0.27	$0.05	$8.24	$47.88
26	113.8460	0.50%	$0.27	$0.05	$8.57	$47.79
27	114.4152	0.50%	$0.27	$0.05	$8.89	$47.71
28	114.9873	0.50%	$0.27	$0.05	$9.21	$47.63
29	115.5622	0.50%	$0.27	$0.05	$9.53	$47.55
30	116.1400	0.50%	$0.27	$0.05	$9.85	$47.46

			Annualized Index Return			0.50%
			Annualized ETN Return			-0.17%

A	B	C	D	E	F	G
Year	Index Level	Annualized Index Return	Yearly Investor Fee	Futures Execution Cost	Total	Closing Indicative Value
A	B	C	C x Previous CINV x 0.57%	C x Previous CINV x 0.10%	Running total of D and E	C x Previous CINV – D-E
0	100.0000	-	-	-	-	$50.00
1	103.0000	3.00%	$0.29	$0.05	$0.35	$51.15
2	106.0900	3.00%	$0.30	$0.05	$0.70	$52.34
3	109.2727	3.00%	$0.31	$0.05	$1.06	$53.55
4	112.5509	3.00%	$0.31	$0.06	$1.43	$54.78
5	115.9274	3.00%	$0.32	$0.06	$1.81	$56.05
6	119.4052	3.00%	$0.33	$0.06	$2.19	$57.34
7	122.9874	3.00%	$0.34	$0.06	$2.59	$58.67
8	126.6770	3.00%	$0.34	$0.06	$2.99	$60.02
9	130.4773	3.00%	$0.35	$0.06	$3.41	$61.41
10	134.3916	3.00%	$0.36	$0.06	$3.83	$62.83
11	138.4234	3.00%	$0.37	$0.06	$4.27	$64.28
12	142.5761	3.00%	$0.38	$0.07	$4.71	$65.76
13	146.8534	3.00%	$0.39	$0.07	$5.16	$67.28
14	151.2590	3.00%	$0.40	$0.07	$5.63	$68.84
15	155.7967	3.00%	$0.40	$0.07	$6.10	$70.43
16	151.2631	-2.91%	$0.39	$0.07	$6.56	$67.92
17	146.8613	-2.91%	$0.38	$0.07	$7.00	$65.50
18	142.5876	-2.91%	$0.36	$0.06	$7.43	$63.17
19	138.4383	-2.91%	$0.35	$0.06	$7.84	$60.92
20	134.4098	-2.91%	$0.34	$0.06	$8.24	$58.75
21	130.4985	-2.91%	$0.33	$0.06	$8.62	$56.66
22	126.7010	-2.91%	$0.31	$0.06	$8.99	$54.64
23	123.0140	-2.91%	$0.30	$0.05	$9.34	$52.70
24	119.4342	-2.91%	$0.29	$0.05	$9.68	$50.82
25	115.9587	-2.91%	$0.28	$0.05	$10.02	$49.01
26	112.5843	-2.91%	$0.27	$0.05	$10.33	$47.26
27	109.3081	-2.91%	$0.26	$0.05	$10.64	$45.58
28	106.1272	-2.91%	$0.25	$0.04	$10.94	$43.96
29	103.0389	-2.91%	$0.24	$0.04	$11.22	$42.39
30	100.0405	-2.91%	$0.23	$0.04	$11.50	$40.88

			Annualized Index Return			0.00%
			Annualized ETN Return			-0.67%

RISK FACTORS
The ETNs are senior unsecured debt obligations of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the Index or the underlying index components. See “The Index” in this pricing supplement for more information.
The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in WTI crude oil as an asset class generally. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.
You may lose all or a substantial portion of your investment within a single day if you invest in the ETNs.
This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus, prospectus supplement and prospectus supplement addendum, before investing in the ETNs.
You should also consider the tax consequences of investing in the ETNs, significant aspects of which are uncertain. See “Material U.S. Federal Income Tax Considerations” in this pricing supplement.
Risks Relating to the ETNs Generally
The ETNs Do Not Guarantee Any Return of Principal, and You May Lose Some or All of Your Investment
The ETN performance is linked to the performance of the Index less an investor fee and futures execution cost. There is no minimum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs. You may lose all or a substantial portion of your investment within a single day if you invest in the ETNs.
Furthermore, because the investor fee and futures execution cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee and futures execution cost, or if the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption. We may, at our sole discretion, increase the investor fee rate to a rate of up to 0.75% per year by filing an amended pricing supplement for the ETNs with the Securities and Exchange Commission and issuing a press release announcing such increase no less than 15 calendar days prior to the effective date of such increase.
We May Redeem the ETNs at Any Time on or after the Inception Date
We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. In this scenario, the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver notice.
If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and may be less than the secondary market trading price of the ETNs. Also, you may not be able to reinvest any amounts received on the redemption date in a comparable investment. Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, particularly after delivery of the issuer redemption notice.

You Will Not Benefit from Any Increase in the Level of the Index If Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date
If the Index does not increase by an amount sufficient to offset the investor fee and the futures execution cost between the date you purchased the ETNs and the applicable valuation date (including the final valuation date), we will pay you less than the amount you invested in the ETNs at maturity or upon early redemption. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee and futures execution cost. We may, at our sole discretion, increase the investor fee rate to a rate of up to 0.75% per year by filing an amended pricing supplement for the ETNs with the Securities and Exchange Commission and issuing a press release announcing such increase no less than 15 calendar days prior to the effective date of such increase.
You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Index Components
You will not receive any periodic interest payments on your ETNs. As an owner of the ETNs, you will not have rights that investors in the index components included in the Index may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any index components or commodities underlying the index components.  In addition, the return on your ETNs will not reflect the return you would have realized if you had actually owned the index components or a security directly linked to the performance of the Index and held such investment for a similar period. Any return on your ETNs includes the negative effect of the accrued investor fee.  Furthermore, if the level of the Index increases during the term of the ETNs, the market value of the ETNs may not increase by the same amount or may even decline.
If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of, as Applicable, the Closing Indicative Value or the Maturity Date or a Redemption Date
The determination of the value of the ETNs on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event with respect to the Index has occurred or is continuing on such valuation date. If such a postponement occurs, the index components unaffected by the market disruption event shall be determined on the scheduled valuation date and the value of the affected index component shall be determined using the closing value of the affected index component on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date for the ETNs be postponed by more than five trading days. As a result, the maturity date or a redemption date (in the case of either holder redemption or issuer redemption) for the ETNs could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the level of the Index for such day. See “Specific Terms of the ETNs—Market Disruption Events” in this pricing supplement.
Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption
As the payment at maturity or upon early redemption is a function of, among other things, the applicable daily index factor on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable daily index factor and, accordingly, decrease the payment you receive at maturity or upon early redemption.
Risks Relating to the Index
The Pure Beta Series 2 Methodology May Produce Returns that Underperform the Reference Index
The Index is a proprietary index designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology to the same exchange-traded futures contracts for WTI crude oil as is included in the Reference Index. Although the Pure Beta Series 2 Methodology seeks to mitigate distortions in the commodities markets associated with investment flows and supply distortions, there can be no guarantee that the

Pure Beta Series 2 Methodology will succeed in these objectives.  If the Pure Beta Series 2 Methodology does not succeed in these objectives, then an investment in the ETNs may underperform compared to an investment in instruments linked to the Reference Index, possibly by a substantial margin.
The Pure Beta Series 2 Methodology May Result in Allocation to Futures Contracts that Increase Negative Roll Yields
Unlike traditional commodity indices, which roll into futures contracts that are nearest to expiration (and that meet the index’s rolling criteria), the futures contracts underlying the Index may be rolled into futures contracts with more distant expiration dates, as selected by the Pure Beta Series 2 Methodology. The Pure Beta Series 2 Methodology may result in the selection of a longer-dated futures contract that results in negative roll yield when that futures contract is rolled, even if positive roll yield or less negative roll yield would have resulted by investing in and rolling into futures contracts with a nearer expiration.  If this were to occur, your investment in the ETNs may underperform compared to an investment in instruments linked to traditional commodity indices or linked to the Reference Index.
Future Prices of the Index Components That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption
The Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration date. As time passes, the contract expiring in October may be replaced by a contract for delivery in December. This process is referred to as “rolling.”
If the market for these futures contracts is (putting aside other considerations) in “backwardation,” which means that the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. Conversely, if the market for these contracts is in “contango,” which means that the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the sale price of the October contract. The difference between the prices of the two contracts when they are rolled is sometimes referred to as a “roll yield,” and the change in price that contracts experience while they are components of the Index is sometimes referred to as a “spot return.”
The presence of contango in the commodity markets could result in negative roll yields, which could adversely affect the level of the Index. Because of the potential effects of negative roll yields, it is possible for the level of the Index to decrease significantly over time even when the near-term or spot prices of underlying commodities are stable or increasing. It is also possible, when near-term or spot prices of the underlying commodities are decreasing, for the level of the Index to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation.
Many of the contracts included in the Index have historically experienced periods of backwardation, it is possible that such backwardation will not be experienced in the future. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the level of the Index and, accordingly, decrease the payment you receive at maturity or upon redemption of your ETNs.
The ETNs Offer Exposure to Futures Contracts and Not Direct Exposure to Physical WTI Crude Oil
The ETNs offer investors exposure to the price of futures contracts on WTI crude oil and not to the spot price of WTI crude oil or any other physical commodities. The price of a futures contract reflects the market price of a commodity to be delivered at a specified future point in time, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the ETNs may underperform a similar investment that reflects the return on physical WTI crude oil.
Concentration Risks Associated with the Index May Adversely Affect the Market Price of the ETNs
Because the ETNs are linked to the Index, which maintains a rolling position in WTI crude oil futures, it will be less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware, in particular, that other commodities indices may be more diversified in terms of both the number of and variety of commodity futures contracts than the Index. An investment in the ETNs may therefore carry risks similar to a concentrated securities investment in one industry or sector.
The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges
The Index is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). However, the Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated foreign exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by foreign exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.
Commodity Prices May Change Unpredictably, Affecting the Level of the Index and the Value of Your ETNs in Unforeseeable Ways
Trading in futures contracts on physical commodities, including trading in the index components, is speculative and can be extremely volatile. Market prices of the index components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the level of the Index and therefore the value of your ETNs in varying ways, and different factors may cause the prices of the index components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.
Supply of and Demand for Physical Commodities Tends to be Particularly Concentrated, So Prices Are Likely to Be Volatile
The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions or industries.
In particular, recent growth in industrial production and gross domestic product has made China and other developing nations oversized users of commodities and has increased the extent to which certain commodities rely on those markets. Political, economic and other developments that affect those countries may affect the value of the commodities underlying the index components and, thus, the level of the Index and the ETNs linked to the Index.

In addition, because certain of the commodities underlying the index components may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply-related events in such countries or with such producers could have a disproportionate impact on the prices of such commodities and therefore the value of your ETNs.
The ETNs May Be Subject to Certain Risks Specific to WTI Crude Oil as a Commodity
As an energy-related commodity, WTI Crude Oil may be subject to a number of risks specific to energy-related commodities, and in particular to WTI Crude Oil, that may adversely affect its price or result in price volatility. These may include, among others:
●	changes in the level of industrial and commercial activity with high levels of energy demand;
●	disruptions in the supply chain or in the production or supply of other energy sources;
●	technological advances or the discovery of new oil reserves leading to increases in the worldwide production of crude oil;
●	further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy;
●	adjustments to inventory;
●	variations in production and shipping costs;
●	geopolitical events; and
●	costs associated with regulatory compliance, including environmental regulations; and changes in industrial, government and consumer demand, both in individual consuming nations and internationally.
These factors interrelate in complex ways, and the effect of one factor on the level of the Index, and the market value of the ETNs, may offset or enhance the effect of another factor.
In addition, WTI Crude Oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the amount payable at maturity or upon early redemption will not be more volatile than world crude oil prices generally.
WTI Crude Oil Prices May Change Unpredictably, Affecting the Level of an Index and the Value of the ETNs in Unforeseeable Ways
Trading in commodity futures contracts, including futures contracts for WTI Crude Oil, is speculative and can be extremely volatile. It is expected that generally the market value of ETNs linked to the Index will depend primarily on the market price of crude oil. Crude oil prices are subject to volatile price movements over short periods of time and are affected by numerous factors and events, as described herein. Crude oil prices are generally more volatile and subject to greater dislocation than prices of other commodities. Crude oil prices may change rapidly over a short period of time as a result of supply disruptions stemming from world events, or domestic problems such as refinery or pipeline outages. These events tend to effect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate.  Over the past few years, crude oil prices have experienced unprecedented volatility and have reached historically high levels followed by precipitous declines. There can be no assurance that crude oil prices will reach their historic highs again or that such volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the price of the futures contracts underlying the Index, and as a result, the market value of your ETNs and the amount you receive at maturity or upon early redemption.
In addition, crude oil prices are determined with significant influence by the Organization of Petroleum Exporting Countries (“OPEC”). OPEC has the potential to influence oil prices world-wide because its members possess a significant portion of the world’s oil supply. Further, if oil demand rises quickly or supply declines unexpectedly due to refinery production problems or lagging imports, stocks of oil may decline rapidly. When stocks are low and falling, some wholesalers may become concerned that supplies may not be adequate over the short term and bid higher for the available product, leading to further price increases. It is impossible to predict the aggregate effect of all or any combination of these factors on the price of crude oil. Sudden and dramatic changes in the futures market may also occur, for example, upon commencement of hostilities, or cessation of existing hostilities, that may exist in countries or regions producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  Any such changes in the supply and demand of crude oil may result in significant volatility in the price of the reference asset and accordingly, may adversely affect the market value of the ETNs and the payment you receive at maturity or upon early redemption.
Historical Levels of the Index or Any Index Component Should Not Be Taken as an Indication of the Future Performance of the Index during the Term of the ETNs
It is impossible to predict whether the level of the Index will fall or rise. The actual performance of the Index or any index component over the term of the ETNs, as well as the amount payable at maturity or upon early redemption, may bear little relation to the historical level of the Index or the index components, which in most cases have been highly volatile.
The ETNs Will Be Subject to Significant Movements in Underlying Futures Markets Outside of the Hours During Which the ETNs are Traded on NYSE Arca
The futures markets on which the index components are traded are open for trading during significant periods of time when the ETNs are not traded on NYSE Arca. Significant price movements may take place in the underlying futures markets during hours when the ETNs are not traded on NYSE Arca, and those movements may be reflected in the market value of the ETNs when trading of the ETNs commences on NYSE Arca.
Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the ETNs and the Amounts Payable on Your ETNs
Commodity futures contracts, such as the index components, are subject to legal and regulatory regimes that impose significant regulatory requirements on the trading of such instruments, and on market participants. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) regulatory scheme (including the rulemaking authority granted to the Commodity Futures Trading Commission (“CFTC”)) extended and expanded this regime. In particular, for example, while position limits currently exist with respect to futures contracts on physical commodities, the CFTC’s proposed rules under Dodd-Frank would create a more extensive and restrictive set of position limits. It is currently unclear whether the proposed position limit rules will be adopted. However, if adopted as proposed, the rules could adversely affect the cost and liquidity of futures contracts and the market value of the ETNs. Similarly, other regulatory organizations (such as the European Securities and Markets Authority) have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets.  Any of these changes in laws or regulations may have a material adverse effect on the market value of the ETNs and any amounts payable or property deliverable on the ETNs.
Changes in the Treasury Bill Rate of Interest May Affect the Level of the Index and Your ETNs
Because the level of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your ETNs at maturity or upon early redemption and, therefore, the market value of your ETNs. Assuming the trading prices of the index components included in the Index remain constant, an increase in the Treasury Bill rate of interest will increase the level of the Index and, therefore, the value of your ETNs. A decrease in the Treasury Bill rate of interest will adversely impact the level of the Index and, therefore, the value of your ETNs.
Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Level of the Index and the Value of Your ETNs
The commodity futures markets occasionally experience disruptions in trading (including temporary distortions or other disruptions) due to various factors, such as lack of liquidity in the markets, the participation of speculators and governmental regulation and intervention. In addition U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your ETNs.
The Index Sponsor, a Distinct Function Within Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect the ETNs in Various Ways and Create Conflicts of Interest
Barclays Bank PLC is the owner of the intellectual property and licensing rights relating to the Index, and Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, is the Index Sponsor for the Index and the Reference Index. The Index Sponsor is responsible for the composition, calculation and maintenance of the Index and Reference Index. As discussed in “Specific Terms of the ETNs — Discontinuance or Modification of the Index” in this pricing supplement, the Index Sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index and Reference Index, and any such judgments or actions may adversely affect the value of the ETNs.
The role played by the Index Sponsor, and the exercise of the kinds of discretion described above and in “Specific Terms of the ETNs — Discontinuance or Modification of an Index” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the ETNs. The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.
The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index or the Index Components Could Affect the Amount Payable on Your ETNs and Their Market Value
The policies of the Index Sponsor concerning the calculation of the level of the Index could affect the level of the Index and, therefore, the amount payable on the ETNs at maturity or upon early redemption and the market value of the ETNs prior to maturity.
The Index Sponsor may modify the methodology for calculating the level of the Index. In addition, as described in “The Index—Modifications to the Index” in this pricing supplement, under a number of circumstances the Index Sponsor may make certain changes to the way in which the Index is calculated. The Index Sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market level of the Index. Any such changes could adversely affect the value of your ETNs.
If events such as these occur, or if the level of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Discontinuation or Modification of the Index” and “Specific Terms of the ETNs—Role of Calculation Agent.”
Risks Relating to the Issuer
The ETNs Are Subject to the Credit Risk of the Issuer, Barclays Bank PLC
The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs.
Risks Relating to Liquidity and the Secondary Market
There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses
Although we have listed the ETNs on NYSE Arca, there can be no assurance that a secondary market for the ETNs will exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so. If they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.
The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors, Including Volatile WTI Crude Oil Prices
The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. We expect that generally the value of the index components will affect the Index and thus the market value of the ETNs and the payment you receive at maturity or upon early redemption, more than any other factor. Several other factors, many of which are beyond our control, and many of which could themselves affect the prices of the futures contracts underlying the Index, will influence the market value of the ETNs and the payment you receive at maturity or upon early redemption, including the following:
•     prevailing spot prices for WTI crude oil and prices of the index components;
•     supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory;
•     the level of contango or backwardation in the markets for the relevant WTI crude oil futures contracts and the roll costs associated with maintaining a rolling position in such futures contracts;
•     the time remaining to maturity of the ETNs;
•     the volatility of the Index, the market prices of the index components and the price of WTI crude oil;

•     economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price of WTI crude oil futures contracts;
•     the general interest rate environment;
•     the perceived creditworthiness of Barclays Bank PLC; or
•     supply and demand in the listed and over-the-counter commodity derivative markets.
These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.
The Liquidity of the Market for the ETNs May Vary Materially Over Time
As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs may be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to holder redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, holder redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 50,000 ETNs (subject to the reduction of the minimum redemption size to 5,000 ETNs as described elsewhere in this pricing supplement) at one time in order to exercise your right to redeem your ETNs on any redemption date.
The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value
The ETNs may trade at a substantial premium to or discount from the closing indicative value and/or the intraday indicative value. The closing indicative value is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption. The intraday indicative value is meant to approximate on an intraday basis the component of the ETN’s value that is attributable to the Index and is provided for reference purposes only.  In contrast, the market price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at that time, if one exists.
If you sell your ETNs on the secondary market, you will receive the market price for your ETNs, which may be substantially above or below the closing indicative value and/or the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the ETNs and the futures contracts included in the Index, actions (or failure to take action) by the Index Sponsor and the NYSE Arca and technical or human errors by service providers, market participants and others. In addition, paying a premium purchase price over the intraday indicative value could lead to significant losses if you sell your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.
The daily settlement price of each futures contract underlying the Index is determined at or prior to 2:30 p.m., New York City time, on each trading day. However, because of a time lag in the publication of the daily settlement price, the closing level of the Index, which is based on the daily settlement price, is typically not published until after 4:00 p.m., New York City time. The Index Sponsor suspends real-time calculation of the intraday level of the Index following the initial determination of the daily settlement price (subject to adjustment to reflect any late settlement of relevant futures contracts), even though the futures contracts underlying the Index might continue to trade on their markets. As a result, the intraday indicative value (which reflects the most recently published intraday level of the Index) will not reflect any trading in the futures contracts underlying the Index that might take place during this time period. Therefore, during this time period, the intraday indicative value is likely to differ from the value of the ETNs that would be determined if real-time trading data of the futures contracts were used in the calculation. As a result, we expect that the trading price of the ETNs is likely to diverge from the intraday indicative value during this time period, particularly if there is a significant price movement in the futures contracts during this time period.
The ETNs trade on the NYSE Arca exchange from approximately 9:30 a.m. to 4:00 p.m., New York City time. The ETNs may also trade during after-hours trading. Therefore, during after-hours trading, the last-published intraday indicative value is likely to differ from any value of the ETNs determined based on real-time trading data of the futures contracts, particularly if there is a significant price movement in the futures contracts during this time period. It is possible that the value of the ETNs could undergo a rapid and substantial decline outside of ordinary market trading hours. You may not be able to accurately assess the value of the ETNs relative to the trading price during after-hours trading, including any premium or discount thereto, when there is no recent intraday indicative value available.
We Have No Obligation to Issue Additional ETNs, and We May Cease or Suspend Sales of the ETNs
As further described in the accompanying prospectus supplement under “Summary—Medium-Term Notes—Amounts That We May Issue” on page S-4 and “Summary—Medium-Term Notes—Reissuances or Reopened Issues” on page S-4, we have the right, but not the obligation, to issue additional ETNs once the initial distribution is complete. We also reserve the right to cease or suspend sales of the ETNs from inventory held at any time after the inception date.
Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs at our discretion. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

Changes in Our Credit Ratings May Affect the Market Value of the ETNs
Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs.  However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.
There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them
You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. Accordingly, if you hold fewer than 50,000 ETNs or fewer than 50,000 ETNs are outstanding, you will not be able to purchase enough ETNs to meet the minimum size requirement in order to exercise your early repurchase right. The unavailability of the repurchase right can result in the ETNs trading in the secondary market at a discount below their closing indicative value and/or intraday indicative value. The number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchase of the ETNs or due to our or our affiliates’ purchases of ETNs in the secondary market. A suspension of additional issuances of the ETNs could result in a significant reduction in the number of outstanding ETNs if investors subsequently exercise their right to have the ETNs repurchased by us.
Notwithstanding the foregoing, we currently have reduced the minimum redemption amount to 5,000 ETNs. Our reduction of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until the waiver is removed by us at our sole discretion. We intend to provide to holders of the ETNs at least ten calendar days’ notice prior to removing any waiver for the reduction of the minimum redemption amount for the ETNs. We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 50,000 ETNs for all redemption dates after such further modification. Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.
You may only redeem your ETNs on a holder redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable holder redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs—Early Holder Redemption Procedures” in this pricing supplement for more information.
There May Be Restrictions on Your Ability to Purchase Additional ETNs From Us
We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent. We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion. In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.
Any limitations or restrictions that we place on the sale of the ETNs from inventory, and the price at which we sell the ETNs from inventory, may impact supply and demand for the ETNs and may impact the liquidity and price of the ETNs in the secondary market. See “Specific Terms of the ETNs—Further Issuances” and “Supplemental Plan of Distribution” in this pricing supplement for more information.
Risks Relating to Conflicts of Interest and Hedging
There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent for the ETNs. The calculation agent will, among other things, determine the amount of the return paid out to you on the ETNs at maturity or upon early redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the Index Sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.
The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.
Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index or Index Components May Impair the Market Value of the ETNs
As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing index components (including the underlying physical commodities), futures or options on index components or the Index, or other derivative instruments with returns linked to the performance of index components or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of index components and the level of the Index and, therefore, the market value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.
We or one or more of our affiliates may also engage in trading in index components, futures or options on index components, the physical commodities underlying the index components or the Index, and other investments relating to index components or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the index components or the level of the Index and, therefore, the market value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.
Our Business Activities May Create Conflicts of Interest
We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs. As noted above, we and our affiliates expect to engage in trading activities related to the index components (including the underlying physical commodities), futures or options on index components or the Index, or other derivative instruments with returns linked to the performance of index components or the Index that are not for the accounts of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the physical commodities underlying the index components and physical commodities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of your investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the index components and the level of the Index and, therefore, the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.
Risks Relating to Tax Consequences
The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the IRS could assert that the ETNs should be taxed in a manner that is different from that described in this pricing supplement. As discussed further below, the U.S. Treasury Department and the IRS issued a notice in 2007 indicating that the U.S. Treasury Department and the IRS are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the ETNs should be treated as ordinary income. It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.
Moreover, the ETNs might be treated as debt instruments. In that event, if you are a U.S. Holder, you will be required under Treasury regulations relating to the taxation of “contingent payment debt instruments” to accrue into income original issue discount on the ETNs every year at a “comparable yield” determined at the time of issuance and recognize any gain on the ETNs as ordinary income. It is also possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the Index components. In this case, it is possible that Section 1256 of the Internal Revenue Code (the “Code”) could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs, and you would also be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain and loss as if the relevant portion of your ETNs had been sold for fair market value).
Even if the ETNs are treated as prepaid forward contracts, due to the lack of controlling authority, there remain substantial uncertainties regarding the tax consequences of an investment in the ETNs. For example, the IRS could assert that a “deemed” taxable exchange has occurred on one or more roll dates or Index rebalance dates under certain circumstances. If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss) prior to a taxable disposition of your ETNs.
For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below.  You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

THE INDEX
The Index is designed to give investors exposure to the returns of fully collateralized futures positions in WTI crude oil, while mitigating the effects of certain distortions in the commodity futures markets on such returns through the application of the Pure Beta Series 2 methodology (the “Pure Beta Series 2 Methodology”).

As described further in the section entitled “The Commodities Futures Markets” below, futures contracts are, by their terms, subject to expiration and investors seeking to maintain exposure to a particular futures contract are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date, a process referred to as “rolling.”  Traditional commodity indices, such as the Reference Index, generally roll into the “next nearby” futures contract (or the contract closest to expiration that satisfies such indices’ pre-determined roll schedule). As a result, the next nearby futures contract may be subject to market speculation, which may affect the price of such futures contract. In addition, supply disruptions in the market for WTI crude oil may affect the price of the next nearby futures contract for WTI crude oil more significantly than prices for futures contracts expiring in later months. The Pure Beta Series 2 Methodology seeks to mitigate the potential effect of these investment flow and supply disruption distortions by allowing the Index to roll into one of a series of futures contracts for WTI crude oil with more distant expirations, selected using certain rules-based allocation criteria described below. Through the application of the Pure Beta Series 2 Methodology, the Index thus seeks to provide returns that are more representative of the price performance of WTI crude oil than those that are available through the traditional commodity indices.
In addition, the rolling process described above generates “roll yield.”  When contracts with more distant expiration dates are priced higher than contracts with earlier expiration dates, the commodity markets are in “contango” and rolling the futures contract may result in a loss that is referred to as a “negative roll yield.”  When the opposite is true, the commodity markets are in “backwardation” and rolling the futures contract may result in a gain that is referred to as “positive roll yield.” Because the Index may roll into more distant contract expirations, it offers the potential to reduce negative roll yield.
Commodity Futures Markets
As discussed in the description of the Index below, the Index tracks futures contracts on a physical commodity, WTI crude oil. Futures contracts on physical commodities are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).
There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.
By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market.”
Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.
Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity must close out its position in the expiring contract (the “nearby futures contract”) and establish a new position in a contract with a later-dated delivery month, a process referred to as “rolling.” For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month may, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This would “roll” the November position into a December position, and, when the November contract expires, the market participant would still have a long position in the first nearby delivery month.
Roll yield is generated as a result of holding futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in “backwardation,” and positive roll yield may be generated when higher-priced near-term futures contracts are “sold” to “buy” and hold lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher than the nearer contracts and spot prices, the market is in “contango,” and negative roll yields may result from the “sale” of lower priced near-term futures contracts to “buy” and hold higher priced longer-dated contracts.
Traditional commodity indices, such as the Reference Index, generally roll into the futures contract expiring in the next nearest delivery month (or the contract closest to expiration that satisfies such indices’ pre-determined roll schedule) (each such contract, a “next nearby futures contract”). By comparison, the Index may roll into any of a number of specified longer-dated futures contracts selected using the Pure Beta Series 2 Methodology Strategy, and not necessarily the contract with the next nearest delivery month.
Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.
The Reference Index
The Reference Index reflects the returns available by maintaining a rolling position in an underlying futures contract. The Reference Index is composed of a single commodity futures contract that, except during the Roll Period (as described below), is a futures contract with a specified settlement date for a particular month (the “current futures contract”). The Reference Index maintains its exposure to commodity futures contracts by closing out its position in the current futures contract and establishing a new position in the futures contract for the next succeeding month during the roll period (the “roll futures contract”). Subject to the occurrence of a roll adjustment event, the Reference Index rolls from the current futures contract to the roll futures contract from the fifth to the ninth Reference Index Business Days of each month (the “Roll Period” and each such day, a “Roll Day”). A “Reference Index Business Day” is a day on which the Reference Index is calculated, as determined by the NYSE Holiday & Hours schedule and as published on https://www.nyse.com/markets/hours-calendars or any successor website thereto. Any deviation from the Reference Index Business Day schedule will be announced by Barclays Index Administration (the “Reference Index Sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC.
The Reference Index is a total return index. The return from investing in the futures contract underlying the Index derives from changes in the
PS-30

price of the relevant futures contract (the “price return”), any profit or loss realized when rolling the futures contract (the “roll yield”) and any interest earned on cash or cash-equivalents that fully collateralizes the position established in the futures contract (the “Treasury Bill return”).
The Reference Index is maintained and calculated by the Reference Index Sponsor, and is denominated in U.S. dollars. The Reference Index Sponsor calculates the level of the Reference Index at the close of business, New York time, on each Reference Index Business Day with respect to the prior Reference Index Business Day and publishes it on http://indices.barclays, or any successor website thereto, shortly thereafter.
Calculation of the Reference Index
The level of the Reference Index is deemed to have been 100.0000 on December 30, 1999, which we refer to as the “ReferenceIndex commencement date.” On any given Reference Index Business Day, the level of the Reference Index is equal to:
where:
“TR t ” means the Reference Index level on Reference Index Business Day t;
“TR t-1 ” means the Reference Index level on the Reference Index Business Day that immediately precedes Reference Index Business Day t;
“PR t ” means the daily price return of the current futures contract on Reference Index Business Day t calculated using the formulae below;
“TBILLR t ” means the Treasury Bill return on Reference Index Business Day t calculated using the formula below; and
“n” means the number of non Reference Index Business Days between Reference Index Business Day t and the immediately preceding Reference Index Business Day.
The Reference Index level is rounded to seven significant figures (with halves rounded up).
The daily price return (“PR t ”) on any given Reference Index Business Day outside of the Roll Period is calculated as follows:
where:
“PR t ” means the daily price return of the current futures contract on Reference Index Business Day t;
“P k,t ” means the closing price for the current futures contract on Reference Index Business Day t; and
“P k,t-1 ” means the closing price for the current futures contract on the Reference Index Business Day that immediately precedes Reference Index Business Day t.
The daily price return (“PR t ”) on any given Reference Index Business Day during the Roll Period is calculated as follows:
where:
“PR t ” means the daily price return of the current futures contract and roll futures contract on Reference Index Business Day t;
“CW k,t-1 ” means, subject to the occurrence of a roll adjustment event, the contract weight for the current futures contract on the Reference Index Business Day that immediately precedes Reference Index Business Day t; the contract weight for the current futures contract is equal to 1.0 at the start of each month and is reduced by one fifth on each Roll Day, starting on the first Roll Day, such that on the last Roll Day during the Roll Period, it is equal to 0.0;
“P k,t ” means the closing price for the current futures contract on Reference Index Business Day t;
“P k,t-1 ” means the closing price for the current futures contract on the Reference Index Business Day that immediately precedes Reference Index Business Day t;
“P’ k,t ” means the closing price for the roll futures contract on Reference Index Business Day t; and
“P’ k,t-1 ” means the closing price for the roll futures contract on the Reference Index Business Day that immediately precedes Reference Index Business Day t.
The Treasury Bill return on any given Reference Index Business Day (“TBILLR t ”) is calculated as follows:
where:
“TBILL t-1 ” means the high rate for the most recent 13-week (91-day) U.S. Treasury bill auction prior to index business day t as published by the U.S. Department of the Treasury Bureau of the Public Debt on http://www.treasurydirect.gov/RI/OFBills, or any successor website thereto, under column “Discount Rate %” or, if this source is not available, such other source as the Reference Index Sponsor may determine in its sole discretion.
Roll Adjustments
If, on any Reference Index Business Day during a Roll Period, a “roll adjustment event” occurs, then the contract weight for the current futures contract underlying the Reference Index will not decrease by one fifth, and the portion of the roll that would otherwise have taken place on such Reference Index Business Day (the “deferred portion”) will roll on the next Reference Index Business Day on which no roll adjustment event is occurring. If roll adjustment events occur on successive Reference Index Business Days during the Roll Period, then all deferred portions will roll on the next Reference Index Business Day on which no roll adjustment event is occurring. If such next Reference Index Business Day is also a Roll Day, then both the deferred portion(s) and the portion scheduled to roll on such Roll Day will roll on such next Reference Index Business Day. If the roll of the current futures contract into the roll futures contract is not completed during the Roll Period as a result of the occurrence of one or more roll adjustment events on one or more Roll Days, then the deferred portion(s) will roll on the first Reference Index Business Day after the Roll Period on which no roll adjustment event is occurring.
Any of the following will constitute a “roll adjustment event”:
●	the commodities exchange or other price source is not open for trading;
●	a failure by the commodities exchange or other price source to announce or publish the closing price(s) for the futures contract(s);
●	a material limitation, suspension, or disruption of trading in the futures contract;
●
the closing price(s) for the futures contract(s) is a “limit price,” which means that the closing price has increased or decreased from the previous day’s closing price by the maximum amount permitted under the commodity exchange rules; or

●
any other event that the Reference Index Sponsor determines may materially interfere with the ability of participants on the applicable exchange to acquire, establish, re-establish, substitute, maintain, unwind or dispose of positions in the futures contracts or the proper functioning of the commodities exchange.

The Index—General Information
The Index is designed to give investors exposure to the performance of a fully collateralized investment in futures contracts on WTI crude oil, while mitigating the effects of certain distortions in the commodity futures markets on such returns through the application of the Pure Beta Series 2 Methodology. The Index is linked to futures on WTI crude oil. However, unlike the Reference Index, which rolls monthly into the roll futures contract for the underlying WTI crude oil in accordance with a pre-determined roll schedule, the Index may roll into the next nearby futures contract or one of a number of futures contracts with more distant expiration dates, selected using the Pure Beta Series 2 Methodology. Each such contract chosen by the Pure Beta Series 2 Methodology is referred to as the “Selected Contract.”
The level of the Index is calculated using the same methodology as the corresponding Reference Index, except for adjustments to reflect the inclusion of the Selected Contract for each Index.
The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index. The Index is administered, calculated and published by Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, as Index Sponsor. The methodology for calculating the Index is subject to modification by the Index Sponsor, as described under “Modifications to the Index” below. For purposes of the Index, an “index business day” is a day on which the Index is calculated, as determined by the NYSE Holiday & Hours schedule, as published on https://www.nyse.com/markets/hours-calendars or any successor website thereto. Additionally, each day that the exchange for futures contracts underlying the Index is open for trading is referred to as the “Exchange Business Day” for such exchange. The roll period for the Index is the same as the Roll Period for the Reference Index.
Contract Selection using Pure Beta Series 2 Methodology
On the last index business day of each month (the “Observation Date”), and for WTI crude oil, a non-discretionary selection process is used to determine the new Selected Contract for such Index for the following month. Specifically, the Selected Contract for WTI crude oil will be the futures contract in which the Selected Tenor Index will invest during the next roll period of the Selected Tenor Index. For WTI crude oil, a “Selected Tenor Index” is determined using the following steps:
Step 1: Calculate the Front Year Average Price Index for WTI crude oil
The “Front Year Average Price Index” for WTI crude oil is constructed to measure the theoretical average price of the “front year” of futures contracts for that commodity, weighted by the Open Interest for such futures contracts. For purposes of calculating the “Front Year Average Price” underlying the Front Year Average Price Index, the “Open Interest” on any index business day for each futures contract expiring in any delivery month is defined as the number of such futures contracts traded that have not yet been liquidated either by an offsetting transaction or by delivery of the underlying commodity, as reported by the relevant exchange on the day falling one Exchange Business Day prior to that index business day (or two Exchange Business Days prior to that index business day if such futures contract is listed on the LME). The futures contracts included in a “front year” are defined to be every contract from the then current futures contract referenced in the Nearby Tenor Index for WTI crude oil to and including the futures contract referenced in the Longest Tenor Index, each as defined below.  During the Roll Period, the Front Year Average Price will be calculated using the current futures contract and the futures contract into which each Index is rolling, weighted in proportion to their relative roll weight.
Step 2: Calculate the Tracking Error between the Front Year Average Price Index and the Tenor Index in respect of WTI crude oil.
The Tenor Indices
A “Tenor Index” for WTI crude oil tracks the performance of holding and rolling a series of futures contracts for WTI crude oil (a “Tenor Contract”). A “Nearby Tenor Index” for WTI crude oil tracks the performance of holding and rolling the futures contract expiring in the closest delivery month. A Tenor Index linked to a futures contract with more distant delivery months tracks the performance of holding and rolling the futures contracts that would underlie the Nearby Tenor Index a number of months (or “n-months”) in the future. The “Longest Tenor Index” tracks the performance of holding and rolling the futures contract that will underlie the Nearby Tenor Index the greatest number of months in the future (as identified by the number of months available). The “rolling” of futures contracts in a Tenor Index (from the first nearby futures contract to the next nearby futures contract, based on the Designated Contract Futures Roll Schedule in Table 3 below), where applicable, occurs each month for five business days, starting on the fifth Tenor Index Business Day each month, where “Tenor Index Business Days” are determined according to the NYSE Holiday & Hours schedule (as published on the NYSE website).

Table 2 below provides the delivery month for the Designated Contract for WTI crude oil at the start of any calendar month.
Table 2: Designated Contract Futures Roll Schedule
Designated Contract delivery months as at the start of each month (delivery month letters are set out in Table 3).
Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
G	H	J	K	M	N	Q	U	V	X	Z	F
Table 3 below lists the delivery months associated with each letter in Table 2 above. For example, in Table 2, the delivery month for the Designated Contract for Aluminum at the start of January will be the futures contract that expires in February, based on the delivery month associated with the letter G in Table 3.
Table 3: Contract Delivery Month Letters
Delivery Month	Letter	Delivery Month	Letter	Delivery Month	Letter
January	F	May	K	September	U
February	G	June	M	October	V
March	H	July	N	November	X
April	J	August	Q	December	Z

Tracking Error
The objective of the Pure Beta Series 2 Methodology is, for WTI crude oil, to select a Tenor Index that best tracks the Front Year Average Price Index, subject to certain minimum liquidity criteria (as described in Step 3 below) and market distortion constraints (as described in Step 4 below). On each Observation Date, the “Tracking Error” for each Tenor Index is equal to the standard deviation of (a) the daily return on the Tenor Index on the Observation Date minus (b) the daily return of the Front Year Average Price Index for the same futures contract for the immediately preceding three-month period. For each relevant commodity, the Tenor Index with the lowest Tracking Error will be the Selected Tenor Index, subject to certain minimum liquidity criteria and market distortion constraints.
Step 3: Determine the Tenor Liquidity Weight of each Tenor Index
Next, a liquidity filter based on the Tenor Liquidity Weight being greater than 7% is applied. This liquidity constraint aims to ensure that a Selected Contract for each relevant commodity is sufficiently liquid to support an investment, in order to mitigate exposure to illiquid futures contracts which could lead to detrimental investment performance. The “Tenor Liquidity Weight” of each Tenor Index is calculated on the Observation Date and is equal to the Open Interest of the next futures contract that will form part of that Tenor Index during and after the next roll period of the Tenor Index, expressed as a percentage of the total Open Interest for the “front year” futures contracts for WTI crude oil.
Step 4: Determine the Tenor Dislocation Probability for each Tenor Index in respect of WTI crude oil
In addition to the liquidity constraints described in Step 3 above, in the case of WTI crude oil, the Pure Beta Series 2 Methodology seeks to find a balance between tracking the Front Year Average Price for WTI crude oil and avoiding futures contracts that are subject to price distortions. Prices of futures contracts with nearer delivery months may, in particular, become dislocated from prices of their underlying commodities as a result of short-term trading patterns and imbalances in supply and demand for such futures contracts. Prices of these futures contracts may also be affected by investment flows from passive investments, such as those linked to traditional commodity indices, which have a well-known and pre-defined roll schedule.  Further, speculative activity based on these predictable passive investment patterns can dislocate the prices of these futures contracts from the underlying commodity prices.
In addition to the liquidity constraints described in Step 3 above, in the case of WTI crude oil, the Pure Beta Series 2 Methodology seeks to find a balance between tracking the Front Year Average Price for WTI crude oil and avoiding futures contracts that are subject to price distortions. Prices of futures contracts with nearer delivery months may, in particular, become dislocated from prices of their underlying commodities as a result of short-term trading patterns and imbalances in supply and demand for such futures contracts. Prices of these futures contracts may also be affected by investment flows from passive investments, such as those linked to traditional commodity indices, which have a well-known and pre-defined roll schedule.  Further, speculative activity based on these predictable passive investment patterns can dislocate the prices of these futures contracts from the underlying commodity prices.
The Pure Beta Series 2 Methodology seeks to avoid selecting futures contracts with dislocated prices by calculating the volatility of each Tenor Index on a daily basis. The methodology operates on the hypothesis that, absent price distortions, price volatility should increase as maturity decreases. Accordingly, the methodology identifies the likelihood of persistent price distortions (the “Tenor Dislocation Probability”) by determining how often the volatility of each futures contract in the relevant Tenor Index has not reflected the hypothesized pattern (the “Tracking Pattern”).
The Tenor Dislocation Probability is calculated using the following steps. First, the short-term price volatility of all the Tenor Indices of a commodity over the last three months is calculated and tested to determine which Tenor Indices conform to the Tracking Pattern.  The percentage of days on which each Tenor Index has failed the test over the past three months is then used to estimate the Tenor Dislocation Probability for such Tenor Index.
Step 5. Determine the Selected Tenor Index for WTI crude oil
Finally, using the values determined above, the Selected Tenor Index and, therefore, the Selected Contract for purposes of each Index is determined for each commodity in accordance with the procedures set out below:
(a)
The Tenor Index with the lowest Tracking Error is selected, provided that the Tenor Liquidity Weight for such Tenor Index is greater than or equal to 7% and the Tenor Dislocation Probability for such Tenor Index is less than 40% (if two or more Tenor Indices have the same lowest Tracking Error, the Tenor Index with the nearest delivery month is selected);

(b)	If (a) is not possible, the longest Tenor Index with a Tenor Liquidity Weight greater than or equal to 7% is selected; and
(c)	If neither (a) nor (b) are possible, then the Nearby Tenor Index is selected.
The Selected Contract for WTI crude oil is then deemed to be the Tenor Contract of the Selected Tenor Index for WTI crude oil.
Historical Selection of the Selected Tenor Indices
Table 4 below shows the monthly Selected Tenor Indices for WTI crude oil since November 2009. Note that a “0” indicates the Nearby Tenor Index and other numbers indicate the “n”-months Tenor Index.

Table 4: Historical Tenor Index Selections using the Pure Beta Series 2 Methodology.
WTI Crude Oil
Jan-12	3
Feb-12	2
Mar-12	4
Apr-12	3
May-12	4
Jun-12	4
Jul-12	4
Aug-12	3
Sep-12	4
Oct-12	3
Nov-12	2
Dec-12	4
Jan-13	3
Feb-13	3
Mar-13	4
Apr-13	3
May-13	5
Jun-13	4
Jul-13	3
Aug-13	2
Sep-13	2
Oct-13	3
Nov-13	2
Dec-13	4
Jan-14	3
Feb-14	5
Mar-14	4
Apr-14	3
May-14	2
Jun-14	2
Jul-14	3
Aug-14	3
Sep-14	2
Oct-14	1
Nov-14	1
Dec-14	2
Jan-15	1
Feb-15	2
Mar-15	2
Apr-15	2
May-15	1
Jun-15	2
Jul-15	1
Aug-15	2
Sep-15	2
Oct-15	2

Nov-15	2
Dec-15	2
Jan-16	1
Feb-16	1
Mar-16	2
Apr-16	2
May-16	1
Jun-16	2
Jul-16	2
Aug-16	2
Sep-16	2
Oct-16	2
Nov-16	2
Dec-16	2
Jan-17	2
Feb-17	2
Mar-17	3
Apr-17	3
May-17	2
Jun-17	2
Jul-17	3
Aug-17	3
Sep-17	2
Oct-17	2
Nov-17	2
Dec-17	3
Jan-18	3
Feb-18	3
Mar-18	2
Apr-18	3
May-18	3
Jun-18	3
Jul-18	3
Aug-18	2
Sep-18	2
Oct-18	2
Nov-18	2
Dec-18	3
Jan-19	3
Feb-19	3
Mar-19	4
Apr-19	3
May-19	3
Jun-19	3
Jul-19	3
Aug-19	3
Sep-19	4
Oct-19	3
Nov-19	2
Dec-19	2
Jan-20	3
Feb-20	3
Mar-20	4
Apr-20	3
May-20	2
Jun-20	2
Jul-20	2
Aug-20	3
Sep-20	3

Oct-20	4
Nov-20	2
Dec-20	4
Jan-21	3
Feb-21	3
Mar-21	4
Apr-21	4
May-21	3
Jun-21	4
Jul-21	3
Aug-21	2
Sep-21	2
Oct-21	3
Nov-21	2
Dec-21	2
Jan-22	3
Feb-22	2
Mar-22	2
Calculation of the Index
The initial level of the Index was set to 100.000 as of December 30, 1999. For the index business day thereafter, the level of the Index is calculated by the Index Sponsor in accordance with the methodology for the corresponding Reference Index, provided, that for purposes of calculation:
1.	the current futures contract for WTI crude oil on such index business day is deemed to be the Selected Contract of such commodity as determined by the Pure Beta Series 2 Methodology, on the
Observation Date immediately preceding that Observation Date;
2.
the roll futures contract for WTI crude oil for such index business day is deemed to be the Selected Contract of each commodity as determined by the Pure Beta Series 2 Methodology, on the immediately preceding Observation Date.

Hypothetical and Actual Historical Performance of the Index
The Index is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on an investment in an underlying WTI Crude Oil futures contract. It is composed of a futures contract, traded on the New York Mercantile Exchange, for 1,000 barrels of West Texas Intermediate Light, Sweet Crude Oil, and quoted in U.S. dollars on Bloomberg and Reuters under the ticker symbol “CL.” The delivery month of the futures contract underlying the Crude Oil Index is selected using the Pure Beta Series 2 Methodology, as described in “The Index” above.
The level of the Index is calculated on each index business day in the manner described in “Calculation of the Index” above. Closing levels for the Index on each index business day are reported on Bloomberg under the ticker symbol “BCC2CLPT” and on Barclays Live (https://live.barcap.com/) (or, in each case, on any successor website).
The Index was launched on October 30, 2009 and the base date for the Index is December 30, 1999. All data relating to the period prior to the launch date of the Index is an historical estimate by the Index Sponsor using available data as to how the Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance.  Accordingly, the following table and graph illustrate:
(i)	on a hypothetical basis, how the Index would have performed from December 30, 1999 to October 30, 2009 based on the selection criteria and methodology described above; and
(ii)	on an actual basis, how the Index has performed from October 30, 2009 onwards.
Date	Index Value
December 30, 1999	100.0000
December 29, 2000	146.0976
December 31, 2001	131.5982
December 31, 2002	210.3626
December 31, 2003	293.7918
December 31, 2004	461.9042
December 30, 2005	644.8020
December 29, 2006	600.0314
December 31, 2007	898.3317
December 31, 2008	449.2601
December 31, 2009	588.5498
December 31, 2010	611.1049
December 30, 2011	616.1478
December 31, 2012	554.9402
December 31, 2013	610.5596
December 31, 2014	366.5819
December 31, 2015	220.3456
December 30, 2016	258.3244
December 29, 2017	267.3591
December 31, 2018	217.7548
December 31, 2019	289.8538
December 31, 2020	218.1841
December 31, 2021	362.7199
March 1, 2022	477.6834
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Modifications to the Index
The Index Sponsor does not presently intend to modify the Index. However, under certain circumstances described in this section, the Index Sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Index. The Index Sponsor will publish any such modifications on http://indices.barclays
Index Disruption Events
If, on any index business day, an Index Disruption Event (as defined below) occurs that, in the sole discretion of the Index Sponsor, affects the Index, the Index Sponsor may:
●
make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index, or (b) the level of the Index as the Index Sponsor considers appropriate;

●	defer publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no Index Disruption Event is occurring;
●
replace any futures contract underlying the Index and/or the corresponding Reference Index with any successor reference asset(s) that the Index Sponsor considers appropriate for the purposes of continuing the Index;

●	defer or suspend publication of the Index in its sole discretion at any time; and/or
●	discontinue supporting the Index or terminate the calculation of the level of the Index and the publication of the level of the Index.
Any of the following will be an “Index Disruption Event”:
●
a material limitation, suspension or disruption in the trading of the futures contract underlying the Index (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of such futures contract imposed by the relevant exchange, trading facility or market by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange, trading facility or market) that results in a failure by the relevant exchange, trading facility or market to report the closing price such futures contract on any index business day;
●
the Index Sponsor determines, in its sole discretion, that the futures contract underlying the Index has ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason in a manner acceptable to the Index Sponsor;

●
the Index Sponsor determines, in its sole discretion, that the futures contract underlying any Reference Index has ceased (or will cease) to be publicly quoted for any reason in a manner acceptable to the Index Sponsor;

●
the Index Sponsor determines, in its sole discretion, that (a) a change in the quality, construction, composition, or calculation methodology of the closing price of the futures contract underlying the Index and/or a Reference Index has occurred, and/or (b) any event or measure that results in such futures contract and/or the Reference Index being changed or altered has occurred;

●
the Index Sponsor deems it necessary, at any time and in its sole discretion, to replace the Index and/or a Reference Index with an appropriate successor or appropriate successors in order to maintain the objectives of the Index;

●
the Index Sponsor determines, at any time, that as a result of a change in taxation (including, but not limited to, any tax imposed on the Index Sponsor or its affiliates), it is necessary to change such futures contract or the methodology used to compose or calculate the Index;

●	an Index Force Majeure Event, as defined below, that lasts for at least 30 consecutive calendar days; and/or
●
any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index or the reputation of the Index as a fair and tradable benchmark.

The following event will not be an Index Disruption Event:

●
a limitation on the hours or numbers of days of trading on the relevant exchanges, trading facilities or markets, but only if the limitation results from an announced change in the regular business hours of the relevant exchanges, trading facilities or markets.

Reference Index Change Events
If a Reference Index Change Event (as defined below) occurs, the Index Sponsor shall modify the Index in order to reflect the changes to the corresponding Reference Index, except in circumstances where, as a result of such changes:
●	the Index would cease to be a “tradable” Index that is readily accessible to market participants; and/or
●	it would be impossible or impractical for the Index Sponsor to continue to apply the Pure Beta Series 2 Methodology in each case as determined in the sole discretion of the Index Sponsor, in which case the Index Sponsor may, in its sole discretion:
●	make such determinations and/or adjustments to the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index; or
●	continue to use the version of the Index that was used by the Index Sponsor to calculate the level of the Index immediately prior to the Reference Index Change Event.
A “Reference Index Change Event” means any change to any Reference Index made by the Index Sponsor, as determined by the Index Sponsor in its sole discretion, including, without limitation, the inclusion of a new commodity in the Reference Index.
Index Force Majeure Events
If, on any index business day, an Index Force Majeure Event (as defined below) occurs that, in the sole discretion of the Index Sponsor, affects the Index, the Index Sponsor may, in order to take into account such Index Force Majeure Event:
●
make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index, or (b) the level of the Index as the Index Sponsor considers appropriate; and/or
●	defer publication of the level of the Index and any other information relating to the Index until it determines, in its sole discretion, that no Index Force Majeure Event is occurring.
An “Index Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the Index and/or any futures contract underlying the Index and/or any Reference Index.
Change in Methodology
While the Index Sponsor currently employs the methodology described in this pricing supplement to calculate the Index, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The Index Sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the Index Sponsor elects to make a modification or change in the methodology, the Index Sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.
Termination
The Index Sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and/or publication of the level of the Index.
Errors
The Index Sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index level, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the Index Sponsor will not adjust or correct any previously published Index level other than in cases of manifest error.
Adjustments
The Index Sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the level of the Index and the frequency of publication of the level of the Index.
Disclaimer
The Index Sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the Index Sponsor shall have no liability for any errors, omissions, or interruptions therein.
The Index Sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the Index Sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.
Neither the Index Sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the level of the Index (or failure to publish such level) and any use to which any person may put the Index or the Index level. In addition, although the Index Sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the level of the Index, the Index Sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.
Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

VALUATION OF THE ETNS
The market value of the ETNs will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the ETNs more than any other factors. Other factors that may influence the market value of the ETNs include, but are not limited to, prevailing spot prices for WTI crude oil and prices of the index components;      supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory; the level of contango or backwardation in the markets for the relevant WTI crude oil futures contracts and the roll costs associated with maintaining a rolling position in such futures contracts;     the time remaining to maturity of the ETNs; the volatility of the Index, the market prices of the index components and the price of WTI crude oil; economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price of WTI crude oil futures contracts; the general interest rate environment; the perceived creditworthiness of Barclays Bank PLC; or supply and demand in the listed and over-the-counter commodity derivative markets.  See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.
These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.
Intraday Indicative Value
The “intraday indicative value” is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects. First, intraday indicative value is based on the most recent Index level published by the Index Sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day. Second, the intraday indicative value only reflects the investor fee and the futures execution cost for the ETNs at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee or the futures execution cost during the course of the current day. The intraday indicative value is calculated and published by ICE Data Indices, LLC (the “IIV calculation agent”), or a successor under the ticker symbol OIL.IV.
The intraday indicative value is published as a convenience for reference purposes only and does not represent the actual trading price of the ETNs, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.
In connection with the ETNs, we use the term “intradayindicative value” to refer to the value at a given time determined based on the following equation:

Intraday Indicative Value = Closing Indicative Value on the immediately preceding calendar day ×  Current Daily Index Factor where:
Closing Indicative Value = The closing indicative value of the ETNs as described in this pricing supplement;
Current Daily Index Factor = The most recent published level of the Index as reported by the Index Sponsor  / the closing level of the Index on the immediately preceding trading day; and
The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs.  The actual trading price of the ETNs in the secondary market may vary significantly from their intraday indicative value. See “Risk Factors—Risks Relating to Liquidity and the Secondary Market—The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value” in this pricing supplement.
Furthermore, as the intraday indicative value is calculated using the closing indicative value on the immediately preceding calendar day, the intraday indicative value published at any time during a given trading day will not reflect the futures execution cost or the investor fee that may have accrued over the course of such trading day. Published Index levels from the Index Sponsor may occasionally be subject to delay or postponement.  Any such delays or postponements will affect the current Index level and therefore the intraday indicative value for the ETNs. Index levels provided by the Index Sponsor will not necessarily reflect the depth and liquidity of the underlying commodities markets. For this reason and others, the actual trading price of the ETNs may be different from their intraday indicative value.
As discussed in “Specific Terms of the ETNs — Payment Upon Holder Redemption and Upon Issuer Redemption,” you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs on a particular redemption date, you will receive a cash payment on such date in U.S. dollars per ETN in an amount equal to the applicable closing indicative value on the applicable valuation date. You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.
The IIV calculation agent is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.
The closing indicative value, the intraday indicative value and other information furnished in connection with the ETNs will be derived from sources deemed reliable, but the IIV calculation agent and its suppliers do not guarantee the correctness or completeness of the closing indicative value, the intraday indicative value or other information furnished in connection with the ETNs. THE IIV CALCULATION AGENT MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS, HOLDERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE CLOSING INDICATIVE VALUE, THE INTRADAY INDICATIVE VALUE OR ANY DATA INCLUDED THEREIN WITH RESPECT TO THE ETNS. THE IIV CALCULATION AGENT MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND
EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE CLOSING INDICATIVE VALUE, THE INTRADAY INDICATIVE VALUE OR ANY DATA INCLUDED THEREIN WITH RESPECT TO THE ETNs.
The IIV calculation agent and its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of either the IIV calculation agent or its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the closing indicative value, the intraday indicative value or any data included therein with respect to the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The IIV calculation agent shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the closing indicative value, the intraday indicative value or any data included therein with respect to the ETNs, from whatever cause. The IIV calculation agent is not responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.
SPECIFIC TERMS OF THE ETNS
In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the Trustee (as defined below), or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.
The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the senior debt securities indenture, dated September 16, 2004 (as may be amended or supplemented from time to time, the “Indenture”), between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the

“Trustee”), from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Summary—Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.
Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.
We describe the terms of the ETNs in more detail below.
Coupon
We will not pay you interest during the term of the ETNs.
Denomination
We will offer the ETNs in denominations of $50.
Payment at Maturity
If you or we have not previously redeemed your ETNs, you will receive a cash payment in U.S. dollars at maturity per ETN in an amount equal to the applicable closing indicative value on the final valuation date for your ETNs.
Inception, Issuance and Maturity
The ETNs were first sold on April 20, 2011, which we refer to as the “inception date.” The ETNs was first issued on April 26, 2011, and will be due on April 18, 2041.
If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described below), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date — and therefore the maturity date — if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “— Market Disruption Events” below.
In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.
Payment Upon Holder Redemption and Upon Issuer Redemption
Prior to maturity, you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 50,000 ETNs for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer) to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you redeem your ETNs on a particular redemption date, you will receive a cash payment in U.S. dollars per ETN on that date in an amount equal to the applicable closing indicative value on the applicable valuation date. You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 ETNs. Any such reduction will be applied on a consistent basis for all holders of ETNs at the time the reduction becomes effective.
Notwithstanding the foregoing, we currently have reduced the minimum redemption amount to 5,000 ETNs. Our reduction of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until the waiver is removed by us at our sole discretion. We intend to provide to holders of the ETNs at least ten calendar days’ notice prior to removing any waiver for the reduction of the minimum redemption amount for the ETNs. We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 50,000 ETNs for all redemption dates after such further modification.  Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.
Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the applicable closing indicative value on the applicable valuation date.
In the event that payment upon early redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.
The “closing indicative value” per ETN for the ETNs on any given calendar day will be calculated in the following manner: The closing indicative value on the inception date was $50. On each subsequent calendar day until maturity or early redemption, the closing indicative value per ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day minus (4) the applicable futures execution cost on such calendar day.
The “daily index factor” for the ETNs on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the underlying Index on the immediately preceding index business day.
The “investor fee” per ETN on the inception date was zero. On each subsequent calendar day until January 29, 2021, the investor fee per ETN for each series of ETNs was equal to (1) 0.75% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the applicable daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Effective as of February 1, 2021, the investor fee per ETN for the ETNs will be equal to (1) 0.57% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the applicable daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365.   Because the investor fee is calculated
and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.57% per year, which we refer to as the “investor fee rate.”  Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.
The “futures execution cost” is designed to approximate the estimated costs of maintaining a rolling position in the futures contracts underlying the Index. The futures execution cost per ETN on any given calendar day will be calculated in the following manner: The futures execution cost for the ETNs on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption of the ETNs, the futures execution cost for each ETN will be equal to (1) 0.10% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the daily index factor on such calendar day (or, if such day is not an index business day, one) divided by (4) 365. The net effect of the futures execution cost accumulates over time and is subtracted at the rate of 0.10% per year.  Because the net effect of the futures execution cost is a fixed percentage of the value of each ETN, the aggregate effect of the futures execution cost will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.
An “index business day” for the Index is a day on which the Index is calculated, as determined by the NYSE Holiday & Hours schedule, as published on https://www.nyse.com/markets/hours-calendars or any successor website thereto.
A “valuation date” is each business day from April 20, 2011 to April 15, 2041, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five trading days. We refer to April 15, 2041 as the “final valuation date.”
Redemption Date for Holder Redemption
In the case of holder redemption, a redemption date is the third business day following a valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.
Redemption Date for Issuer Redemption
In the case of issuer redemption, a redemption date is the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.
Trading Day
A trading day is a day on which (i) the level of the Index to which the ETNs are linked is published by the Index Sponsor, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts underlying the Index are traded, in each case as determined by the calculation agent in its sole discretion.
Early Holder Redemption Procedures
You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person with whom you hold your ETNs to take the following steps:
•	deliver a notice of holder redemption, in proper form, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;
•	deliver the signed confirmation of holder redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative value, facing Barclays DTC 229; and
•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).
Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.
If you elect to redeem your ETNs on a redemption date that is later in time than the redemption date resulting from our subsequent election to exercise our issuer redemption right, your election to redeem your ETNs will be deemed to be ineffective, and your ETNs will instead be redeemed on the redemption date pursuant to such issuer redemption.
Issuer Redemption Procedures
We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. In this scenario, the final valuation date will be deemed to be the fifth trading day prior to the redemption date (subject to postponement in the event of a market disruption event as described below in this pricing supplement), and the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.
The redemption value for the ETNs is determined according to a formula which relies upon the closing indicative value for the ETNs and will be calculated on a valuation date that will occur after the redemption notice is submitted. It is not possible to publicly disclose, or for you to determine, the precise redemption value of your ETNs prior to your election to redeem. The redemption value of the ETNs may be below the most recent intraday indicative value or closing indicative value of the ETNs at the time when you submit your redemption notice.
Market Disruption Events
As set forth under “— Payment at Maturity” and “— Payment Upon Holder Redemption and Upon Issuer Redemption” above, the calculation agent will determine the level of the Index on each valuation date, including the final valuation date. As described above, a valuation date may be postponed and thus the determination of the level of the Index may be postponed if the calculation agent determines that, on a valuation date, a market disruption event has occurred or is continuing in respect of any index component. If such a postponement occurs, the value of the index components unaffected by the market disruption event shall be determined on the scheduled valuation date, and the value of the affected index component shall be determined using the closing value of the affected index component on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date be postponed by more than five trading days.
If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the level of the Index for such day.
Any of the following will be a market disruption event:
•       a material limitation, suspension or disruption in the trading of any index component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);
•      the daily contract reference price for any index component is a “limit price,” which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;
•	failure of the applicable trading facility or other price source to announce or publish the daily contract reference price for an index component; or
•	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the ETNs that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.
The following events will not be market disruption events:
•       a limitation on the hours or numbers of days of trading on a trading facility on which any index component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
•       a decision by a trading facility to permanently discontinue trading in any index component.
Default Amount on Acceleration
If an event of default occurs and the maturity of the ETNs is accelerated, we will pay the default amount in respect of the principal of the ETNs at maturity. We describe the default amount below under “—Default Amount.”
For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the Indenture, we will treat the principal amount of the ETNs outstanding as their principal amount. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the Indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “— Senior Events of Default; Dated Subordinated Enforcement Events and Remedies; Limitations on Suits.”

Default Amount
The default amount for your ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to such ETNs. That cost will equal:
•     the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•     the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of such ETNs in preparing any documentation necessary for this assumption or undertaking.
During the default quotation period for the ETNs, which we describe below, the holders of such ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
Default Quotation Period
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:
•     no quotation of the kind referred to above is obtained, or
•     every quotation of that kind obtained is objected to within five business days after the due date as described above.
If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the ETNs.

Qualified Financial Institutions
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:
•     A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or
•     P-1 or higher by Moody’s Investors Service, or any successor, or any other comparable rating then used by that rating agency.
Further Issuances
We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We may consolidate the additional securities to form a single class with the outstanding ETNs.  However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time. We also reserve the right to cease or suspend sales of ETNs from inventory held by our affiliate Barclays Capital Inc. at any time. If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.

Discontinuance or Modification of the Index
If the Index Sponsor discontinues publication of the Index and it or any other person or entity publishes an index that the calculation agent determines is comparable to the discontinued Index and approves as a successor index, then the calculation agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity or upon early redemption by reference to such successor index.
If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index, or that the closing level of the Index is not available because of a market disruption event or for any other reason, on the date on which the level of the Index is required to be determined, or if for any other reason the Index is not available to us or the calculation agent on the relevant date, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.
If the calculation agent determines that the Index, the index components of the Index or the method of calculating the Index has been changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of index components, and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index components, or is due to any other reason—then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.
All determinations and adjustments to be made by the calculation agent with respect to the level of the Index and the amount payable at maturity or upon early redemption or otherwise relating to the level of the Index may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.
Manner of Payment and Delivery
Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the Trustee in New York City, but only when the ETNs are surrendered to the Trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of DTC.
Business Day
When we refer to a business day, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.
When we refer to an index business day with respect to the ETNs, we mean a day on which (1) it is a business day in New York and (2) the CBOE is open.
Role of Calculation Agent
Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, index business days, trading days, valuation dates, the daily index factor, the futures execution cost, the investor fee, the default amount, the level of the Index on any valuation date, the closing indicative value of the ETNs on any valuation date, the maturity date, redemption dates, the amount payable in respect of your ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final, conclusive and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.
The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT
DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.
USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds and Hedging.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.
In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:
•     acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the index components (including the underlying physical commodities) or the Index;
•     acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices, contracts or commodities; or
•     any combination of the above two.
We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.
Our affiliate, Barclays Capital Inc., may make a market in the ETNs. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to the ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to the ETNs.
We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on index components (including the underlying physical commodities) or listed or over-the-counter options, futures, or other instruments linked to the level of the index components or the Index, as well as other indices designed to track the performance of the Index or other components of the commodities market.
The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, the market value of the ETNs from time to time and the amount payable at maturity or upon early redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and, when read in combination therewith, is the opinion of Davis Polk & Wardwell LLP, our special tax counsel. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. This section applies to you only if you are a U.S. Holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the “Medicare contribution tax” on investment income. This section does not apply to you if you are a member of a class of U.S. Holders subject to special rules, such as:
●	a dealer in securities;
●	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
●	a financial institution;
●	an insurance company;
●	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

●	a “regulated investment company” as defined in Code Section 851;
●	a “real estate investment trust” as defined in Code Section 856;
●	a partnership or other pass-through entity;
●	a person that owns an ETN as part of a straddle or conversion transaction for tax purposes or that has entered into a “constructive sale” with respect to the ETN; or
●	a person whose functional currency for tax purposes is not the U.S. dollar.
If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of your partners and your activities.
This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.
You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
You are a U.S. Holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:
●	a citizen or individual resident of the United States;
●	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein or the District of Columbia;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.
In the opinion of our special tax counsel, which is based on current market conditions, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments. If the ETNs are so treated, you should not recognize taxable income or loss over the term of the ETNs prior to maturity, other than pursuant to a sale, exchange, early redemption, or “deemed exchange” as described below. You should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. This capital gain or loss should be long-term capital gain or loss if you have held the ETN for more than one year at that time. The deductibility of capital losses is subject to limitations. Unless otherwise indicated, the following discussion assumes that the treatment of the ETNs as prepaid forward contracts that are not debt is correct.
The IRS could assert that a “deemed” taxable exchange has occurred on one or more roll dates or Index rebalance dates under certain circumstances. If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the ETN exceeds your tax basis therein on the relevant roll date or Index rebalance date. Any gain recognized on a deemed exchange should be capital gain. You should consult your tax advisor regarding the possible U.S. federal income tax consequences of Index rolls or rebalancings.
Alternative Treatments
There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore, the IRS might assert that your ETNs should be treated in a manner that differs from that described above. For example, the IRS might assert that your ETNs should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If your ETNs were so treated, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, exchange, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.  Additionally, if you recognized a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.
Even if the treatment of the ETNs as prepaid forward contracts that are not debt instruments is respected, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of your ETNs. For instance, you might be required to treat all or a portion of the gain or loss on the sale or exchange of your ETNs as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your ETNs.
Moreover, it is possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the Index components. In this case, it is possible that Code Section 1256 could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs, and you would be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain and loss as if the relevant portion of your ETNs had been sold for fair market value).
In addition, in 2007, the U.S. Treasury Department and the IRS released a notice that may affect the taxation of the ETNs. According to the notice, the U.S. Treasury Department and the IRS are actively considering whether the beneficial owner of an instrument such as the ETNs should be required to accrue ordinary income on a current basis. The notice also states that the U.S. Treasury Department and the IRS are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. investors in instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Code Section 1260 might be applied to such instruments.
It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.
No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
“Specified Foreign Financial Asset” Reporting
Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the ETNs), but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.
Information Reporting and Backup Withholding
Please see the discussion under “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.
 SUPPLEMENTAL PLAN OF DISTRIBUTION
We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.
In connection with this offering, we will sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers may then resell ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus, prospectus supplement and prospectus supplement addendum) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.
Barclays Capital Inc., or another affiliate of ours, or a third party distributor, may purchase and hold some of the ETNs for subsequent resale at variable prices after the initial issue date of the ETNs. In offering ETNs for sale after the initial issue date of the ETNs, there may be circumstances where investors may be offered ETNs from one distributor (including Barclays Capital Inc. or an affiliate) at a more favorable price than from other distributors. Furthermore, from time to time, Barclays Capital Inc. or an affiliate may offer and sell ETNs to purchasers of a large quantity of the ETNs at a more favorable price than it would offer to a purchaser acquiring a smaller quantity of the ETNs.
Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.
VALIDITY OF THE ADDITIONAL ETNS
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the ETNs expected to be issued on March 3, 2022 (the “Additional ETNs”) offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such Additional ETNs will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 5, 2021, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 5, 2021, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Additional ETNs and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 5, 2021, which has been filed as an exhibit to the report on Form 6-K referred to above.

ANNEX A
NOTICE OF HOLDER REDEMPTION
To:  ipathredemptions@barclays.com
Subject:  iPath® Notice of Holder Redemption, CUSIP No. 06740P221
[BODY OF EMAIL]
Name of holder:  [ ]
Number of ETNs to be redeemed:  [ ]
Applicable Valuation Date:  [ ], 20[ ]
Contact Name:  [ ]
Telephone #:  [ ]
Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.
A-1

ANNEX B
CONFIRMATION OF HOLDER REDEMPTION
Dated:
Barclays Bank PLC
Barclays Bank PLC, as Calculation Agent
Fax:     212-412-1232
Dear Sir/Madam:
The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, iPath® Exchange-Traded Notes (the “ETNs”) due April 18, 2041, CUSIP No. 06740P221, redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.
The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative value on the applicable valuation date, facing Barclays DTC 229 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.
Very truly yours,
[NAME OF HOLDER]
________________________________________________
Name:
Title:
Telephone:
Fax:
E-mail:
Number of ETNs surrendered for redemption:________________________
DTC # (and any relevant sub-account):_____________________________________
Contact Name:
Telephone:
(You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)
B-1

BARCLAYS BANK PLC
$350,000,000 iPath® Pure Beta Crude Oil ETN
Global Medium-Term Notes, Series A
_________________
Pricing Supplement dated
March 3, 2022
(to Prospectus dated August 1, 2019,
Prospectus Supplement dated August 1, 2019 and
Prospectus Supplement Addendum dated February 18, 2021)